Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of July 2, 2026, by and among Osprey Acquisition Sponsor III, LLC, Hepco Capital Management, LLC, Edward E. Cohen, and Jonathan Z. Cohen (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Osprey Acquisition Corp. III relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: July 3, 2026	OSPREY ACQUISITION SPONSOR III, LLC

	By:	Hepco Capital Management, LLC, its managing member

/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Operating Officer

Dated: July 3, 2026	HEPCO CAPITAL MANAGEMENT, LLC

/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Operating Officer

Dated: July 3, 2026	/s/ Edward E. Cohen
Edward E. Cohen

Dated: July 3, 2026	/s/ Jonathan Z. Cohen
Jonathan Z. Cohen